Exhibit 4.12

Global Game Portal webzen.com Joint Venture Agreement

Webzen Inc.,(hereinafter referred to as “A”) has begun the operation of the global game portal “webzen.com” and to promote growth of “webzen.com” and produce synergistic effect, “A” is entering into this agreement that stipulates that NHN Games Co., Ltd.,(hereinafter referred to as “B”) will have joint ownership and conduct joint operation of “webzen.com” and that “A” will service its game titles MU and SUN Online and B its game titles Archlord and Reign of Revolution (“R2”) through “webzen.com”. As such, “A” and “B” agree to execute the following contents of this agreement in good faith.

Article 1 (Purpose)

The purpose of this agreement is to define the rights, obligations, and other necessary items of each party with regards to the global game portal “webzen.com,” jointly owned and operated by “A” and “B”.

Article 2 (Definitions)

Unless otherwise stipulated, the definitions of the terms used in this agreement are as follows.

1.	Game Sales: Direct sales from within the games. Examples include the sales of items and subscription fees from flat rate games.
2.
Change of Management: Situations in which certain entities, excluding the management (registered directors) of the two companies, as of the date of signing this agreement (a) possess 10% or more of the company’s stock or (b) possess stock in excess of the stock possessed by the current management, resulting in the current management being unable to manage the company as it intends.

3.	Global Portal Committee: The committee that is composed of personnel from the two parties that are in charge of making important decisions regarding the Portal Business (as defined below).
4.	Global Portal Task Force Team (“TFT”): Refers to the department or organization made up of personnel in charge of the practical operations of the Portal Business (as defined below).
5.	Merchandising: Offshoot or related products utilizing the Portal Business.
6.
Billing System: Refers to the computer programs and related tools needed to process the billing related data (Game Sales, recharging and spending of W Coins (as defined below), Billing DB (as defined below) etc.) from the global game portal “webzen.com”.

7.
Billing DB: Refers to all information on the overall process of users recharging their W Coins, spending and being reimbursed for W Coins in games serviced on the portal at “webzen.com”. The Billing DB refers to information related to the process of recharging, spending and reimbursement W Coins, and includes age, gender, payment method, number of accounts and total playtime in addition to payment information. However, certain personal information that needs to be protected is excluded.

8.	Website Advertisement: Refers to advertisements displayed on the website.
9.	“webzen.com”: Refers to the global game portal service provided to users through the portal page www.webzen.com and related pages.
10.
 User DB: Refers to all information related to game playing and the member management of the portal. Member management information includes all information necessary to certify and manage members on the portal, i.e., account ID, email address, gender, address, nationality, name, member level and others etc. Game play information refers to all information needed for a user to play games which is actually recorded on the server, for example, character name, face type, appearance, class, level, experience, skill tree, stat, owned items and items attached etc. However, certain personal information that needs to be protected is excluded.

11.	In-Game Advertisements: Refers to advertisements displayed in the games
12.
Channeling: Refers to affiliated operations which take game titles serviced by other companies and allow members of “webzen.com” to play said games using “webzen.com” ID/PW through the “webzen.com” website. In return “webzen.com” receives a portion of the sales from such games as a fee from other companies.

13.	Channeling Sales: Refers to the income collected as fees from other companies that “webzen.com” receives through Channeling services.
14.	Titles of Other Companies: Refers to game titles developed by third-parties other than the parties to this agreement.
15.
Common Portal Services: Refers to services of the global game portal “webzen.com” offered to all portal users rather than users of individual game titles such as the main page service and general user related page (portal membership sign up, withdrawal, customer service pages etc.).

16.	Portal Business: Refers to the global game portal publishing service in which “A” and “B” provide game service to the users through “webzen.com.”
17.
Portal Infrastructure Assets: Refers to the basic assets required to operate the Portal Business. The Portal Infrastructure Assets include all User DB and Billing DB of  “webzen.com,” the domain address of “webzen.com,” the websites that fall under the Common Portal Services and the Billing System.

18.	W Coins: The game money (cyber money) that can be used in all the games serviced by the Portal Business and which can be recharged using cash and credit cards.

Article 3 (Operation of the Global TFT)
1.	The Portal Business is owned and operated jointly by the parties with the detailed rights and obligations agreed upon as follows.
①	The Portal Infrastructure Assets are owned jointly by the parties.
②
Notwithstanding ① above, ownership of the hardware and software purchased individually by “A” or “B” using its own funds to operate the Portal Business is held by the party that paid for and purchased such hardware and software equipment.

③	Notwithstanding ① above, the titles owned by “A” and “B” and serviced through the Portal Business are owned by the original owner of the title.
④
The business rights to Titles of Other Companies belong to the party who entered into contract with the third party. When both parties have entered into contract with the third party jointly regarding Titles by Other Companies, the usage rights are allotted to the parties in accordance with the percentages stipulated by the relevant contract.

2.	The method of operation of the Portal Business is as follows.
①
The final decision rights concerning how to operate individual game title of the Portal Business lie with the title owner or user rights holder. Therefore, when the Titles of Other Companies is owned jointly by both the parties to this agreement, the party with the higher rights percentage holds the final decision rights of the game title in question.

②
When the operation levels of the Portal Business are significantly lower than those of similar businesses, the Global Portal Committee can demand revisions and the Global Portal TFT must accept such demands.

3.	A Global Portal TFT composed of personnel from both parties will be formed to operate the Portal Business and the Global Portal Committee is to be installed for making important decisions.
4.	Each party can recommend up to 3 personnel to the Global Portal Committee, which is not to exceed a total of 6 personnel.
5.	The important decisions that need to be made by the Global Portal Committee are as follows.
①	Decision on the games to be provided to the Portal Business.
②	Composition of the Global Portal Committee and any changes thereof.

③	Other decisions on important items of resolution regarding the operation of the Portal Business.
6.	Resolutions of the Global Portal Committee requires an attendance of more than half of the committee members and majority of the votes of the attending members.

Article 4 (Allotment of Sales and Expenses)

1.	The sales from the Portal Business will be collected in its entirety by “A” and divided amongst “A” and “B” in accordance with the standards stipulated in Article 5.
2.	The expenses accrued with regards to the Portal Business are paid by “A” and then settled with “B” in accordance with the standards stipulated in Article 6.
3.
Contracts/affiliations occurring in relation to the Portal Business are conducted in the name of “A”. However, in the case of publishing contracts in which titles the ownership etc., of which are held by third party companies other than “A” or “B” can be conducted independently or jointly by both parties.

Article 5 (Sales)

1.	All sales accrued from the Portal Business are managed through the account in the name of “A” to be exclusively used for the Portal Business (bank name: , account number: , currency: USD).
2.	“A” pays “B” the percentage of sales due to “B” each month in US Dollars.
3.
Sales will be recognized at the point in which the client uses W Coins and spends W Coins for each game. Such sales accrued each month in the portal business will be allotted each month. The refunds by users are deducted by each game title when allotting the sales amounts.

4.
When sales from the titles of “B” occur, “A” must notify “B” of the sales allocation statement calculated in accordance with Annex 1 in writing or through e-mail not later than 5 working days before the end of the month following the month during which the sales occurred.

5.
When “B” has no objections to the statement mentioned in section 4 of this article, “B” shall request payment for the month in question through an invoice based on the sales allocation statement to “A” and “A” shall pay the amount in question based on this invoice by the end of the following month.

6.
When “B” has objections to the statement mentioned in section 4 of this article and there is an ensuing mutual agreement regarding the payment, “B” sends an invoice based on such agreement to “A” to request payment. When there is no agreement reached by 10 working days after “A” makes notification of the statement, “B” issues an invoice in accordance with the amount stipulated by section 4 of this article and requests “A” to make payment.

7.	After receiving request for payment of the sales, “A” must pay the amount in question by the end of the month following the month during which sales occurred.
8.
Miscalculations (calculation adjustments made in accordance with the latter paragraph of section 6 of this article included) will be reflected in the settlement of the month following the month in which such miscalculation is discovered.

9.	When “A” does not pay “B” by the date stipulated by this article, a penalty interest rate of 5% per annum will be levied, on a daily basis, in addition to the obligation to pay the unpaid amount.
10.	When the payment dates stipulated in sections 5 and 8 of this article are public holidays, such payment dates are presumed to refer to the first working day following the public holiday.

Article 6 (Expenses)
1.
All expenses occurring from the Portal Business shall be first settled in the name of and paid by “A” at the time of their occurrence and then billed to and settled with “B” in accordance with the standards set by this article and Annex 1.

2.	The wages of the members of the Global Portal TFT are borne by the company to which each member respectively belongs.
3.	Requests by “A” to “B” for the payment of expenses shall be by quarter (every 3 months), at the end of each quarter.
4.
“A” shall provide “B” with an invoice and expense allotment data within 10 working days after the end of the quarter for which payment expenses was requested. In the case of expenses accrued domestically in relation to the Portal Business, tax statements are issued to “B” based on the tax statements provided to “A” and payment requested in KRW, and in case of expenses accrued overseas, payment of the amount in question is requested in USD based on the invoice submitted to “A”.

5.
When there are no problems with the invoice and expense allotment data provided by “A”, “B” pays the expenses calculated based on the tax statements and invoices provided by “A” by the end of the month following the end of each quarter.

6.	Sections 6 through 10 of the previous article are deemed to apply to the settlement of expenses.

Article 7 (Auditing of the Sales/Expenses Allotment Data)
1.
“A” may not unlawfully edit or correct information in Portal Business statements and must keep the materials related to the calculation and allotment of sales/expenses (“Sales/Expenses Allotment Data”) for the duration as required by law.

2.
During the term of this agreement or within 2 years after expiration or termination of this agreement and with prior written notice to “A”, “B” can inspect and audit the data of “A” on sales, expense and sales/expenses allotment directly or through public auditors designated by “B”. The expenses of auditing will be borne by “B”, but if the difference between the sales allotted and expenses actually paid and such amount that should have been allotted or paid shows is more than 10%, the audit expenses will be borne by “A”.

3.
If results of the audit of section 2 above show that the payments made by “A” to “B” are less than they should have been, “A” must immediately pay “B” the unpaid amount. In this case, interest of 5% a year should also be paid in addition to the unpaid amount.

4.
If results of the audit of section 2 above show that the payments made by “A” to “B” are more than they should have been, “B” shall immediately return the surplus to “A”. In this case an interest rate of 5% a year must be added to the surplus.

5.	Sections 3 and 4 of this article are deemed to apply to cases in which results of the audit of section 2 show that “B” has paid more or less expenses than they should have.

Article 8 (Term of Agreement)
1.	The term of this agreement is 3 years from the day of this agreement.
2.	If a party does not express its intention to terminate this agreement by at least one month before the day of its expiration, this agreement shall be automatically extended by one year.

Article 9 (Termination or Cancellation of the Agreement)
1.
When there is a default on obligations or delay of execution by a party, the other party can designate a term and notify in writing that such situations be remedied, and if no action is taken to remedy the situation during that term, that party cam immediately terminate or cancel this agreement.

2.	However, in the following cases, a party can immediately cancel (terminate) this agreement.
①	When issued checks or promissory notes do not clear or a party receives disposition for failure to pay
②	When a party receives seizure, provisional attachment, injunctions, auctions, or other forms of forcible execution by a third party
③	When a party goes through or requests bankruptcy, composition, or corporate reorganization
④	When a party receives an order of cessation or cancellation of operations by the governing authorities and it is deemed difficult for this contract to be sustained
⑤	When there is a “change of management” during the term of this agreement without prior written consent of the other party

3.
A party’s obligation to pay settlement or bear expenses is still valid even if the agreement is terminated or cancelled, but when a party has the right to demand compensation from the other party, they can cancel said rights out with their obligations to pay settlement or bear expenses.

Article 10 (Effects of Termination)
1.
The parties agree to divide the tangible/intangible assets (Common Portal Service rights and Portal Infrastructure Assets included) that the parties have joint ownership of as of the date of termination of this agreement.

2.
However, in the case of jointly owned assets that are required for one party to independently service games that they own (or hold user rights to) and were serviced through the existing portal business such as the Billing DB or personal information, such assets are not to be divided but continuously owned jointly and each party allowed to enjoy usage within the necessary boundaries of usage without limitation, but in the case of transferring such assets to a third party, the prior written consent of the other party is required.

3.
From the date of dividing assets, the Portal Infrastructure Assets may be used by “A” and “B” for their respective portals. However, in the case of domain address, “B” can specify a domain to replace “webzen.com” and use it.

4.
As sections 1 and 2 of this article only regulate jointly owned assets, they do not apply to the ownership of software and hardware purchased by each party with their own funds for the operation of the Portal Business” and such ownership remains with the relevant party and the other party loses usage rights to such assets.

5.	Ownership of game titles serviced on the Portal Business returns to the original owners.
6.
Notwithstanding section 5 of this article, it must be possible for users to access and play games, that was offered through “webzen.com” during the six months period before the termination of this agreement, through the new portal sites of “A” and “B” for 1 year. However, the terms and conditions of sales and expense settlement remain the same as with this agreement.

Article 11 (Compensation)
When damages are incurred upon a party by defaults on obligations or illegal actions for which a party is responsible, the responsible party must compensate the other party for damages.

Article 12 (Confidentiality)
1.
The parties cannot reveal to third parties (other related businesses and newspapers, TV, internet or media) or use for other purposes the technical and business secrets acquired through the contracting and execution of this agreement for 3 years after expiration of this agreement without the prior written consent of the other party and must strictly abide by other obligations of confidentiality.

2.
When the violation of the previous section leads to infringement of rights of “A” or “B”, the party that suffered damages is entitled to demand compensation, and the party that caused the damages must comply.

Article 13 (Prohibition of the Transfer of Rights, Obligations)
Unless the other party gives prior written consent, a party cannot dispose of the rights or obligations acquired through this agreement to a third party through transfer, succession, providing of collateral etc.

Article 14 (Resolution of Conflicts)
When a clash of opinions or conflicts arise with relation to this agreement, efforts must be made to peacefully resolve them through agreement foremost, and if that is not possible legal proceedings will be initiated through the Seoul Central District Court as the court of jurisdiction.

For the purpose of evidencing this contract and its contents, 2 copies of this lease contract are to be drafted, signed, and sealed, and “A” and “B” shall each keep a copy.

August 1, 2009

“A” WEBZEN Inc. 467-6 Dogok-dong, Gangnam-gu, Seoul 9F Daelim Acrotel Representative Director Kim, Chang Keun	“B” NHN GAMES CO., LTD. Jungja-dong, Bundang-gu, Sungnam-si, Gyeonggi-do 6F 102 Ipark Bundang Representative Director Kim, Byung Gwan

Annex 1

Ⅰ. Sales

1.	“Common Portal Services” Related Sales

Category	Standard of Sales Allotment	Example of Item
Sales from Advertisements in the Portal Main Page and Common Service Pages	Allotted to “A” and “B” 5:5	Sales from banner ads on the main page of the portal, advertisement sales from the membership subscription page, email advertisement sales etc.
Game Channeling Sales	Allotted to “A” and “B” 5:5	Channeling sales
Portal Common Merchandising	The sales of merchandising using the “webzen.com” portal are allotted to “A” and “B” 5:5	Sales of merchandising products using portal logos etc.

2.	Sales of Individual Game Titles
Category	Standard of Sales Allotment	Example of Item
Game Sales	Sales are assigned to each owner/user rights holder of the game in question as of the time of W-Coin consumption for individual games	Partial charged item sales, monthly flat rate game sales
Advertisement Sales per Game
1. The advertisement sales accrued from the webpage of each game title are assigned to the owner/user rights holder of the game in question
2. The in-game advertisement sales accrued each game title are assigned to the owner/user rights holder of the game in question
Webpage ads, in-game ads
Individual Title Merchandising Sales	The sales from merchandising using the characters of individual games etc., are assigned to the owner/users right holder of each individual title.	Merchandising product sales.

3.	Publishing Sales from “Titles of Other Companies”

Category	Standard of Sales Allotment	Example of Item
Game Sales from “Titles of Other Companies”	Allotted to “A” and “B” respectively in accordance with the usage rights percentages of the publishing game titles in question

4.	Advance Profits of Payments Etc.
Category	Standard of Sales Allotment	Example of Item
Interest on Advances	All interest on advances are assigned to “A”	Interest on advances

Ⅱ. Expenses

1.	Expenses Related to “Common Portal Services”
Category (Sales/Expenses)	Standard of Expense Allotment	Example of Item
Web Planning/Design/Development	Borne 100% by “A” using web planning/design/development personnel of “A” or outsourcing
Systems Operations	Borne 100% by “A” using system operations personnel of “A” or outsourcing
Hardware, Software	Purchased by “A”, 100% of expenses borne by ”A”
Business, Analysis Personnel	Employed and paid for 100% by “B”
Web QA	Borne 100% by “B” using web QA personnel of “B” or outsourcing
Common Portal Operations/CS and Lines Expenses	Borne by “A” and “B”, 5:5
Common Portal Marketing Expenses	Borne by “A” and “B”, 5:5

2.	Individual Game Title Service Expense Bearing Standard
Category (Sales/Expenses)	Standard of Expense Allotment	Example of Item
Web Planning/Design/Development of Web Pages of Individual Game Titles	Borne 100% by the owner of each individual game title. However, in the case of Titles of Other Companies, borne by “A” and “B” respectively according to their user rights percentages

Hardware and Software for the Service/Operation of Individual Game Titles	Borne 100% by the owner of each individual game title. However, in the case of Titles of Other Companies, borne by “A” and “B” respectively according to their user rights percentages
Lines Expenses for the Service/Operation of Individual Game Titles	Borne 100% by the owner of each individual game title. However, in the case of Titles of Other Companies, borne by “A” and “B” respectively according to their user rights percentages
Marketing Expenses of Individual Game Titles	Borne 100% by the owner of each individual game title. However, in the case of Titles of Other Companies, borne by “A” and “B” respectively according to their user rights percentages
Business/Analysis, Operation/CS of Individual Games	Borne 100% by the owner of each individual game title. However, in the case of Titles of Other Companies, borne by “A” and “B” respectively according to their user rights percentages
Billing Fees
1. Borne 100% by the owner of each individual game title. However, in the case of Titles of Other Companies, borne by “A” and “B” respectively according to their user rights percentages
2. In cases in which the billing fees for each title cannot be clearly separated, expenses for billing fees are allotted to the owner of each title according to the percentage of each title of the entire payment amounts